Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made on April 2, 2018, to be effective as of April 1, 2018 (“Effective Date”), is entered into by and between Ascent Capital Group, Inc. (the “Company”), and William E. Niles (“Executive”).

INTRODUCTION

The Company and Executive are parties to an Employment Agreement, dated as of May 31, 2011, as thereafter amended (the “Original Agreement”).

The Company desires to continue to employ Executive, and Executive desires to accept such employment, under the terms and conditions set forth herein. The Company and the Executive desire to amend and restate in its entirety the Original Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EMPLOYMENT; TERM; DUTIES

1.1    Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts employment, as Chief Executive Officer, General Counsel and Secretary of the Company. Notwithstanding the foregoing, at the request of the Board of Directors of the Company, Executive shall resign from the position of Chief Executive Officer and resume Executive’s prior position of Executive Vice President, General Counsel and Secretary and such request shall not be a violation of the terms of this Agreement.

1.2    Term. Subject to Article IV below, Executive’s employment hereunder shall begin as of the Effective Date and terminate at the close of business on February 28, 2020 or such earlier date as provided for herein (the “Term”).

1.3    Duties. During the Term, Executive shall perform such executive duties for the Company and/or its subsidiaries or affiliates (together, “Affiliates”), consistent with his position hereunder. Executive shall devote his entire productive business time, attention and energies to the performance of his duties hereunder. Executive shall use his best efforts to advance the interests and business of the Company and its Affiliates. Executive shall abide by the rules, regulations and policies of the Company, as may be in effect from time to time. Notwithstanding the foregoing, during the Term, Executive may act for his own account in passive-type investments as provided in Section 5.3, or as a member of boards of directors of other companies, where the time allocated for those activities does not materially interfere with or create a conflict of interest with the discharge of his duties for the Company.

1.4    Reporting. Executive shall report directly to the Board of Directors of the Company.

1.5    Location. Except for services rendered during business trips as may be reasonably necessary, Executive shall render his services under this Agreement primarily from the principal executive offices of the Company in the Denver, Colorado metropolitan area.

1.6    Exclusive Agreement. Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent Executive from rendering his exclusive services to the Company during the Term.

ARTICLE II

COMPENSATION

2.1    Compensation. For all services rendered by Executive hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and Executive shall accept, as full compensation, the amounts set forth in this Article II.

2.2    Base Salary. Executive’s base salary shall be an annual salary of $500,000 (“Base Salary”), payable by the Company in accordance with the Company’s normal payroll practices. The Base Salary shall be reviewed on an annual basis during the Term for increase in the sole discretion of the compensation committee (the “Committee”) of the Board of Directors of the Company.

2.3    Bonus. For each fiscal year during the Term, in addition to the Base Salary, Executive shall be eligible for an annual discretionary bonus of 75% of Executive’s Base Salary (the “Target Bonus”). Executive’s entitlement to any bonus will be determined by the Committee in its sole discretion, based upon the achievement of such criteria as the Committee may establish in its sole discretion with respect to each fiscal year of the Term. Nothing in this Agreement shall be construed to guarantee the payment of any bonus to Executive. For the Purpose of calculating severance, the term “Target Bonus” shall mean an amount equal to 75% of Executive’s then Base Salary.

2.4    Deductions. The Company shall deduct from the compensation described in Sections 2.2 and 2.3, and from any other compensation payable pursuant to this Agreement, any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

2.5    Disability Adjustment. Any compensation otherwise payable to Executive pursuant to Sections 2.2 and 2.3 in respect of any period during which Executive is Disabled (as defined in Section 4.4) shall be reduced by any amounts payable to Executive for loss of earnings or the like under any insurance plan or policy sponsored by the Company.

ARTICLE III

BENEFITS; EXPENSES

3.1    Benefits. During the Term, Executive shall be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans, pension plans and retirement plans as the Company may make available to its other senior executive employees as a group, subject to the terms and conditions of any such plans. Executive’s participation in all such plans shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company.

3.2    Expenses. The Company agrees that Executive is authorized to incur reasonable and appropriate expenses in the performance of his duties hereunder and in promoting the business of the Company in accordance with the terms of the Company’s Travel & Entertainment Policy (as the same may be modified or amended by the Company from time to time in its sole discretion).

3.3    Vacation. Executive shall accrue a total of one hundred sixty (160) hours of vacation per year following the date of this Agreement.  If, at any time during the Term, Executive accumulates two hundred forty (240) hours of earned but unused vacation time (the “Accrual Cap”), Executive will not accrue additional vacation time until he has taken a portion of the previously earned vacation.  Executive will again accrue paid vacation time when his accumulated amount of earned but unused vacation time falls below the Accrual Cap.  Upon termination of Executive’s employment, any accrued but unused vacation time will be paid to Executive.

3.4    Key Man Insurance. The Company may secure in its own name or otherwise, and at its own expense, life, health, accident and other insurance covering Executive alone or with others, and Executive shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by the insurance companies to which application is made for such insurance. Executive’s failure to submit to such usual and customary medical and other examinations shall be deemed a material breach of this Agreement.

ARTICLE IV

TERMINATION; DEATH; DISABILITY

4.1    Termination of Employment For Cause. In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to Executive, to terminate Executive’s employment hereunder at any time for “Cause” (a “Termination For Cause”). In the event of a Termination For Cause, Executive’s employment will terminate and the Company shall have no further liability or obligation to Executive (other than the Company’s obligation to pay Base Salary and vacation time accrued but unpaid as of the date of termination and reimbursement of expenses incurred prior to the date of termination in accordance with Section 3.2 above).

For purposes of this Agreement, “Cause” shall mean: (a) any act or omission that constitutes a breach by Executive of any of his material obligations under this Agreement; (b) the continued failure or refusal of Executive (i) to substantially perform the material duties required of him as an Executive of the Company and/or (ii) to comply with reasonable directions of the Board of Directors; (c) any material violation by Executive of any (i) policy, rule or regulation of the Company or (ii) any law or regulation applicable to the business of the Company or any of its Affiliates; (d) Executive’s material act or omission constituting fraud, dishonesty or misrepresentation, occurring subsequent to the commencement of his employment with the Company; (e) Executive’s gross negligence in the performance of his duties hereunder; (f) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime (whether or not involving the Company) which constitutes a felony or crime of moral turpitude or is punishable by imprisonment of thirty (30) days or more, provided, however, that nothing in this Agreement shall obligate the Company to pay Base Salary or any bonus compensation or benefits during any period that Executive is unable to perform his duties hereunder due to any incarceration, and provided, further, that nothing shall prevent Executive’s termination under any other subsection of this Section 4.1 if it provides independent grounds for termination; or (g) any other misconduct by Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Affiliates.

Notwithstanding the foregoing, no purported Termination For Cause pursuant to (a), (b), (c), (d), (e) or (g) of the preceding paragraph of this Section 4.1 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall be given written notice by the Company of its intention to effect a Termination For Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination For Cause is based; and (ii) Executive shall have ten (10) business days after receiving such notice in which to cure such grounds, to the extent such cure is possible, as determined in the sole discretion of the Company.

4.2    Termination of Employment Without Cause. During the Term, the Company may at any time, in its sole discretion, terminate the employment of Executive hereunder for any reason (other than those set forth in Section 4.1 above) upon written notice (the “Termination Notice”) to Executive (a “Termination Without Cause”). In such event, the Company shall pay Executive an amount equal to the sum of the following:

(a)    any Base Salary and vacation time accrued but unpaid as of the date of termination;

(b)    subject to Sections 4.5, 4.6, 4.7 and 5.3 below, an amount (the “Severance Payment”) equal to the sum of:

(i) if the termination of Executive’s employment occurs prior to a Change in Control (as defined in Section 4.9), the product of (i) the sum of Executive’s Base Salary plus the Target Bonus, both as in effect immediately prior to such Termination Without Cause multiplied by (ii) 2; or

(ii) if the termination of Executive’s employment occurs concurrently with or following a Change in Control, the product of (i) the sum of Executive’s Base Salary plus the Target Bonus, both as in effect immediately prior to such Termination Without Cause multiplied by (ii) 2.5;

(c)    any Bonus to which Executive has become entitled for the calendar year prior to the year in which such Termination Without Cause occurs but which remains unpaid at the date of termination (“Unpaid Bonus”); and

(d)    any reimbursement for expenses incurred in accordance with Section 3.2.

Any Severance Payment to which Executive becomes entitled shall be payable in cash in a lump sum no later than the sixtieth (60th) day following the date of termination of Executive’s employment (or, if such day is not a business day, on the first business day thereafter).

In addition, subject to Sections 4.5 and 4.6 below, to the extent such coverage is available and is elected by Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall contribute to the health insurance plan maintained by the Company and covering the Executive and his dependents as of the date of termination, or any successor plan maintained by the Company, that amount that reflects the proportionate part of the premium for such coverage that is paid by the Company as of the date of termination (the “Benefits Payments”), such Benefits Payments to be made monthly in accordance with the Company’s normal procedures for the payment of health insurance premiums, throughout the period beginning on the date of termination and ending on the earlier of the 24-month anniversary of the date of termination and the expiration of the coverage period specified in COBRA, such period to be determined as of the date of termination (the “Reimbursement Period”) (i.e., Executive shall bear responsibility for that portion of the health insurance premiums in excess of the Benefits Payments), or, alternately, in the Company’s sole discretion, the Company shall reimburse Executive the amount of the Benefits Payment on a monthly basis during the Reimbursement Period, upon Executive’s submission to the Company of adequate proof of payment of the full COBRA premium by Executive; provided, however, that if Executive becomes employed with another employer during the Reimbursement Period and is eligible to receive health and/or medical benefits that are substantially comparable to those offered by the Company under such other employer’s plans, as determined by the Company, the Company’s payment obligation under this paragraph shall end. Executive will notify the Company of his eligibility for such other employer-provided benefits within thirty (30) days of attaining of such eligibility. Notwithstanding the foregoing, in the event that the Company’s payment obligation under this paragraph would violate the nondiscrimination rules applicable to non-grandfathered group health plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (“PPACA”), the Company and Executive agree to reform this paragraph in a manner as is necessary to comply with PPACA while still providing economically equivalent benefits. For the avoidance of doubt, Executive shall be responsible for paying any U.S. federal or state income taxes associated with the Benefits Payments.

At least ninety (90) days prior to the expiration of the Term, the Company shall deliver a written notice to Executive stating either (i) that the Company does not intend to offer Executive a new employment agreement to take effect at the expiration of the Term (a “Non-Renewal Notice”) or (ii) that the Company offers Executive a new employment agreement to take effect at the expiration of the Term upon terms (other than the length of the term of such new employment agreement) that are, in material respects, taken as a whole, at least as favorable to Executive as the terms of this Agreement, and the material terms of such offer shall be summarized or set forth in the notice (“Renewal Notice”). If the Company delivers a Non-Renewal Notice, or if the Company fails to deliver either a Renewal Notice or a Non-Renewal Notice on a timely basis as provided in the immediately preceding sentence, Executive’s employment shall be terminated at the expiration of the Term (or at such earlier date as may be set forth in the Non-Renewal Notice), and such termination shall be a Termination Without Cause, whereupon, subject to Sections 4.5, 4.6, 4.7, 4.8 and 5.3 below, Executive shall be entitled to receive the amounts and benefits as provided under this Section 4.2.

Executive acknowledges that the payments and benefits described in this Section 4.2, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.2, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 4.2, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

4.3    Termination of Employment With Good Reason. In addition to any other remedies available to Executive at law, in equity or as set forth in this Agreement, Executive shall have the right during the Term, upon written notice to the Company, to terminate his employment hereunder upon the occurrence of any of the following events without the prior written consent of Executive: (a) a reduction in Executive’s then current Base Salary; (b) the relocation by the Company of Executive’s principal place of employment to a location more than 35 miles from Executive’s principal place of employment prior to such relocation, without Executive’s consent, or (c) a breach by the Company of any material provision of this Agreement (a

“Termination With Good Reason”). For the avoidance of doubt, the change in Executive’s position as described in Section 1.1 shall not give rise to an event constituting a Termination With Good Reason.

Notwithstanding the foregoing, no purported Termination With Good Reason pursuant to Section 4.3(a), (b) or (c) shall be effective unless all of the following provisions shall have been complied with: (i) the Company shall be given written notice by Executive of the intention to effect a Termination With Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination With Good Reason is based and to be given no later than ninety (90) days after the initial occurrence of such circumstances; (ii) the Company shall have thirty (30) days after receiving such notice in which to cure such grounds, to the extent such cure is possible and (iii) if the Company fails to cure such grounds within such 30-day period, Executive terminates his employment hereunder on the last day of such 30-day period.

In the event that a Termination With Good Reason occurs, then, subject to Sections 4.5, 4.6, 4.7 and 5.3 below, Executive shall have the same entitlement to the same amounts and benefits as provided under Section 4.2 for a Termination Without Cause.

Executive acknowledges that the payments and benefits referred to in this Section 4.3, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.3, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 4.3, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

4.4    Death; Disability. In the event that Executive dies or becomes Disabled (as defined herein) during the Term, Executive’s employment shall terminate when such death or Disability occurs and the Company shall pay Executive (or his legal representative, as the case may be) as follows:

(a)    any Base Salary and vacation time accrued but unpaid as of the date of death or termination for Disability payable in a single lump sum cash payment within thirty (30) days of such termination of employment;

(b)    any reimbursement for expenses incurred in accordance with Section 3.2.; and

(c)    an amount equal to 18 months of Base Salary in effect immediately prior to such death or Disability payable in a single cash lump sum on the 60th business day following the termination date.

For the purposes of this Agreement, Executive shall be deemed to be “Disabled” or have a “Disability” if, because of Executive’s physical or mental disability, he has been substantially unable to perform his duties hereunder for twelve (12) work weeks in any twelve (12) month period. Executive shall be considered to have been substantially unable to perform his duties hereunder only if he is either (a) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (b) unable to reasonably and effectively carry out his duties because any reasonable accommodation which may be required would cause the Company undue hardship. In the event of a disagreement concerning Executive’s purported Disability, Executive shall submit to such examinations as are deemed appropriate by three practicing physicians specializing in the area of Executive’s Disability, one selected by Executive, one selected by the Company, and one selected by both such physicians. The majority decision of such three physicians shall be final and binding on the parties.

Notwithstanding the foregoing, to the extent and for the period required by any state or federal family and medical leave law, upon Executive’s request (i) he shall be considered to be on unpaid leave of absence and not terminated, (ii) his group health benefits shall remain in full force and effect, and (iii) if Executive recovers from any such Disability, at that time, to the extent required by any state or federal family and medical leave law, upon Executive’s request, he shall be restored to his position hereunder or to an equivalent position, as the Company may determine, and the Term of Executive’s employment hereunder shall be reinstated effective upon such restoration. The Term shall not be extended by reason of such intervening leave of absence or termination, nor shall any compensation or benefits accrue in excess of those required by law during such intervening leave of absence or termination. Upon the expiration of any such rights, unless Executive has been restored to a position with the Company, he shall thereupon be considered terminated.

Executive acknowledges that the payments referred to in this Section 4.4, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.4, constitute the only payments which Executive (or his legal representative, as the case may be) shall be entitled to receive from the Company hereunder in the event of a termination of his employment for death or Disability, and the Company shall have no further liability or obligation to him (or his legal representatives, as the case may be) hereunder or otherwise in respect of his employment.

4.5    No Mitigation by Executive. Except as otherwise expressly provided herein, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Executive as the result of employment by another employer; provided, however, that if Executive becomes employed with another employer and is eligible to receive health and/or medical benefits under such other employer’s plans, Executive’s continued benefits and/or plan coverage as set forth in Section 4.2 or 4.3, as the case may be, shall be reduced to the extent that comparable benefits and/or coverage is provided under such other employer’s plans.

4.6    Severance Agreement and Release. In the event that Executive incurs a termination of employment pursuant to (i) a Termination Without Cause (as defined in Section 4.2 above), or (ii) a Termination With Good Reason (as defined in Section 4.3 above), payment by the Company of the amounts described in said sections shall be subject to the execution and delivery to the Company by Executive of a severance agreement and release (the “Release”) in a form substantially and materially similar to Attachment A hereto within the applicable time period described below.

The Release shall be delivered to Executive, in the case of a Termination Without Cause, at the time of delivery of the Termination Notice, and, in the case of a Termination With Good Reason, upon delivery of written notice by Executive to the Company. Executive shall have a period of twenty-one (21) days (or, if required by applicable law, a period of forty-five (45) days) after the effective date of termination of this Agreement (the “Consideration Period”) in which to execute and return the original, signed Release to the Company. If Executive delivers the original, signed Release to the Company prior to the expiration of the Consideration Period and does not thereafter revoke such Release within any period of time provided therefor under applicable law, Executive shall, subject to Sections 4.7 and 5.3 below, be entitled to the Severance Payment as described in Section 4.2 (including by reason of Section 4.3, if applicable).

If Executive does not deliver the original, signed Release to the Company prior to the expiration of the Consideration Period, or if Executive delivers the original, signed Release to the Company prior to the expiration of the Consideration Period and thereafter revokes such Release within any period of time provided therefor under applicable law, then:

(a)    the Company shall pay Executive an amount equal to the sum of (i) any Base Salary and vacation time accrued but unpaid as of the date of termination, plus (ii) any reimbursement for expenses incurred in accordance with Section 3.2, plus (iii) any Unpaid Bonus; and

(b)    the Company shall have no obligation to pay to Executive the Severance Payment (as that term is defined in Section 4.2(b) above) or the Benefits Payments (as that term is defined in Section 4.2).

4.7    Continued Compliance. Executive and the Company hereby acknowledge that any Severance Payments and Benefits Payments payable by the Company under Section 4.2 (including by reason of Section 4.3) are part of the consideration for Executive’s undertakings under Article V below. Such amounts are subject to Executive’s continued compliance with the provisions of Article V. If Executive violates the provisions of Article V, then the Company will have no obligation to make any of the Severance Payments or Benefits Payments that remain payable by the Company under Section 4.2 (including by reason of Section 4.3) on or after the date of such violation.

4.8    Change in Control. For purposes of this Agreement, a “Change in Control” means any of the following that otherwise meets the definition of a “change in ownership,” a “change in effective control” or a “change in ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder:

(i)    the acquisition by any person or group (excluding John C. Malone and/or any family member(s) of John C. Malone and/or any trust or other entity or investment vehicle controlled by such persons or the holdings of which are for the primary benefit of any of such persons (collectively, the “Permitted Holders”)) of ownership of stock of the Company that, together with stock already held by such person or group, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the stock of the Company;

(ii)    the acquisition by any person or group (other than the Permitted Holders), in a single transaction or in multiple transactions all occurring during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or

(iii)    the acquisition by any person or group (other than the Permitted Holders), in a single transaction or in multiple transactions all occurring during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock of the Company possessing 30% or more of the total voting power of the stock of Company or the replacement of a majority of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of appointment or election.

For purposes of this Section 4.8, “person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

ARTICLE V

OWNERSHIP OF PROCEEDS OF EMPLOYMENT; NON-DISCLOSURE;

NON-COMPETITION

5.1    Ownership of Proceeds of Employment.

5.1.1.    The Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Executive’s services, work and labor in connection with Executive’s employment by the Company, free and clear of any and all claims, liens or encumbrances. Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, any and all developments, client and potential client lists, know how, discoveries, inventions, improvements, conceptions, ideas, writings, processes, formulae, contracts, methods, works, whether or not patentable or copyrightable, which are conceived, made, acquired, or written by Executive, solely or jointly with another, while employed by the Company or within six months thereafter (whether or not at the request or upon the suggestion of the Company) and which are substantially related to the business or activities of the Company or any of its Affiliates, or which Executive conceives as a result of his employment by the Company or its Affiliates, or as a result of rendering advisory or consulting services to the Company or its Affiliates (collectively, “Proprietary Rights”).

5.1.2.    Executive hereby assigns and transfers, and agrees to assign and transfer, all his rights, title, and interests in the Proprietary Rights to the Company or its nominee. In addition, Executive shall deliver to the Company any and all drawings, notes, specifications, and data relating to the Proprietary Rights. All copyrightable Proprietary Rights shall be considered to be “works made for hire.” Whenever requested to do so by the Company, Executive shall execute and deliver to the Company any and all applications, assignments and other instruments and do such other acts that the Company shall request to apply for and obtain patents and/or copyrights in any and all countries or to otherwise protect the Company’s interest in the Proprietary Rights and/or to vest title thereto to the Company; provided, however, the provisions of this Section 5.1 shall not apply to any Proprietary Rights that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities or proprietary information, except for Proprietary Rights that (a) at the time of conception or reduction to practice of the Proprietary Rights, relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company.

5.1.3.    Executive shall assist the Company in obtaining such copyrights and patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Proprietary Rights; provided, however, Executive shall be reasonably compensated for his time and reimbursed for any out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.

5.2    Non-Disclosure of Confidential Information.

5.2.1.    As used herein, “Confidential Information” means any and all information affecting or relating to the business of the Company and its Affiliates, including without limitation, financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development, intellectual, artistic, literary, dramatic or musical rights, works, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, software, and as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts, lists and all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how”, ideas, concepts, research, processes, and plans. “Confidential Information” does not include information that is in the public domain, information that is generally known in the trade, or information that Executive can prove he acquired wholly independently of his employment with the Company. Executive shall not, at any time during the Term or thereafter, directly or indirectly, disclose or furnish to any other person, firm or corporation any Confidential Information, except in the course of the proper performance of his duties hereunder or as required by law. Nothing in this Section 5.2 prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity (or of making any other protected disclosures). Promptly upon the expiration or termination of Executive’s employment hereunder for any reason or whenever the Company so requests, Executive shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the Confidential Information.

5.2.2.    Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Confidential Information that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.3    Non-Competition. In consideration of the Company disclosing and providing access to Confidential Information after the date hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company, intending to be legally bound, hereby agree as follows. Executive shall not, during the Term or during the Consideration Period, directly: (a) compete with the Company; or (b) have an interest in, be employed by, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as such terms are hereinafter defined); provided, however, that notwithstanding the foregoing, Executive may make solely passive investments in any Competing Entity the common stock of which is “publicly held,” and of which Executive shall not own or control, directly or indirectly, in the aggregate securities which constitute more than one (1%) percent of the voting rights or equity ownership of such Competing Entity; or (c) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so; or

(d) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so or attempting to do so.

For purposes of this Section 5.3, (i) the term “Competing Entity” shall mean any entity which presently or during the period referred to above engages in any business activity in which the Company or any of its Affiliates is then engaged; and (ii) the term “Territory” shall mean any geographic area in which the Company or any of its Affiliates conducts business during such period.

Notwithstanding the foregoing, in the event that Executive elects, during the Consideration Period, to either (a) compete with the Company, or (b) have an interest in, be employed by, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (the foregoing subsections (a) and (b), collectively, the “Competitive Activities”), then, at least ten (10) business days prior to commencing any such Competitive Activities, Executive shall deliver to the Company a written notice (the “Competition Notice”) advising the Company of (i) Executive’s intent to commence Competitive Activities, and (ii) the commencement date for such Competitive Activities. Executive’s election to participate in any Competitive Activities during the Consideration Period shall not be deemed a breach of this Agreement; rather, in the event Executive delivers the Competition Notice (and thereafter engages in Competitive Activities prior to the expiration of the Consideration Period), then (x) Executive shall forfeit any Severance Payment and Benefits Payment otherwise payable pursuant to Section 4.2 or 4.3 above, and (y) the Company shall have no obligation to make any Severance Payment or any Benefits Payment under Section 4.2 or 4.3.

5.4    Non-Solicitation.

5.4.1.    Executive shall not, for a period of eighteen (18) months from the date of any termination or expiration of his employment hereunder, directly or indirectly: (a) acquire any financial interest in or perform any services for himself or any other entity in connection with a business in which Executive’s interest, duties or activities would inherently require Executive to reveal any Confidential Information; or (b) solicit or cause to be solicited the disclosure of or disclose any Confidential Information for any purpose whatsoever or for any other party.

5.4.2.    In consideration of the Company disclosing and providing access to Confidential Information after the date hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company, intending to be legally bound, hereby agree as follows. Executive shall not, for a period of eighteen (18) months from the date of any termination or expiration of his employment hereunder, solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, any person employed by the Company (a “Current Employee”) to leave employment with the Company. The term “solicit” includes, but is not limited to the following (regardless of whether done directly or indirectly): (i) requesting that a Current Employee change employment, (ii) informing a Current Employee that an opening exists elsewhere, (iii) assisting a Current Employee in finding employment elsewhere, (iv) inquiring if a Current Employee “knows of anyone who might be interested” in a position elsewhere, (v) inquiring if a Current Employee might have an interest in employment elsewhere, (vi) informing others of the name or status of, or other information about, a Current Employee, or (vii) any other similar conduct, the effect of which is that a Current Employee leaves the employment of the Company.

5.5    Breach of Provisions. In the event that Executive shall breach any of the provisions of this Article V, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Article V. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, Executive shall not use as a defense thereto that there is an adequate remedy at law.

5.6    Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, the duration and the territorial scope thereof as set forth in this Article V, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

5.7    Protected Disclosures. Notwithstanding any provision to the contrary in this Agreement, nothing in this Agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Additionally, the parties acknowledge and agree that Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.

5.8    Definition. For purposes of this Article V, the term “Company” shall be deemed to include (i) any predecessor to, or successor of the Company, (ii) any subsidiary of the Company (including, without limitation, any entity in which the Company owns 50% or more of the issued and outstanding equity), and (iii) any entity that is under the control or common control of the Company (including, by way of illustration and not as a limitation, any joint venture to which the Company or one of its subsidiaries is a party).

ARTICLE VI

MISCELLANEOUS

6.1    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

6.2    Assignment. The Company may assign this Agreement to any successor in interest to its business, or to any subsidiary of the Company, and Executive hereby agrees to be employed by such assignee as though such assignee were originally the employer named herein.  Executive hereby acknowledges that the services to be rendered by Executive are unique and personal, and, accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

6.3    Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered or three (3) days following deposit for mailing by first class registered or certified mail, return receipt requested, to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section 6.3:

(a)    If to the Company:

Ascent Capital Group, Inc.
5251 DTC Parkway, Suite 1000
Greenwood Village, Colorado 80111

Attention:    Chairman of the Board of Directors and Chairman,
Compensation Committee

(b)    If to Executive: William E. Niles at the most recent address for Executive listed in the payroll records of the Company.

6.4    Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.5    Confidentiality. The parties hereto agree that they will not, during the Term or thereafter, disclose to any other person or entity the terms or conditions of this Agreement (excluding the financial terms hereof) without the prior written consent of the other party, except as required by law, regulatory authority or as necessary for either party to obtain personal loans or financing. Approval of the Company and of Executive shall be required with respect to any press releases regarding this Agreement and the activities of Executive contemplated hereunder.

6.6    Arbitration. Except as provided otherwise in Section 5.5, if any controversy, claim or dispute arises out of or in any way relates to this Agreement, the alleged breach thereof, Executive’s employment with the Company or termination therefrom, including without limitation, any and all claims for employment discrimination or harassment, civil tort and any other employment laws, excepting only claims which may not, by statute, be arbitrated, both Executive and the Company (and its directors, officers, employees or agents) agree to submit any such dispute exclusively to binding arbitration. Both Executive and the Company acknowledge that they are relinquishing their right to a jury trial in civil court. Executive and the Company agree that arbitration is the exclusive remedy for all disputes arising out of or related to Executive’s employment with the Company.

The arbitration shall be administered, at the election of the party initiating the arbitration proceeding, either by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards or by the American Arbitration Association in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, except as provided otherwise in this Agreement. Arbitration shall be commenced and heard in Denver County, Colorado. Only one arbitrator shall preside over the proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Colorado or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as of the claim(s) were brought in a court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, shall be available to the Company and Executive as though the dispute were pending in Colorado state court. The arbitrator shall have the ability to rule on pre-hearing motions, as though the matter were in a Colorado state court, including the ability to rule on a motion for summary judgment.

Unless otherwise permitted under applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees, room rental fees, etc.) shall be paid by the Company, provided that Executive shall be required to pay the amount of filing fees equal to that which Executive would be required to pay to file an action in Colorado state court. The arbitrator must provide a written decision which is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.

6.7    Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.8    Controlling Nature of Agreement. To the extent any terms of this Agreement are inconsistent with the terms or provisions of the Company’s Employee Handbook or any other personnel policy statements or documents, the terms of this Agreement shall control. To the extent that any terms and conditions of Executive’s employment are not covered in this Agreement, the terms and conditions set forth in the Employee Handbook or any similar document shall control such terms.

6.9    Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understanding between the Company and Executive, whether written or oral, fully or partially performed relating to any or all matters covered by and contained or otherwise dealt with in this Agreement, including the Original Agreement.

6.10    Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

6.11    Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.12    Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Colorado without giving effect to principles relating to conflicts of law.

6.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

6.14    Compliance with Section 409A

(a)    This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. To the extent any payment or benefit provided under this Agreement is subject to Section 409A, such benefit shall be provided in a manner that complies with Section 409A, including any IRS guidance promulgated with respect to Section 409A; provided, however, in no event shall any action to comply with Section 409A reduce the aggregate amount payable to Executive hereunder unless expressly agreed in writing by Executive.

(b)    All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

(c)    To the extent required to comply with Section 409A (as determined by the Company), if Executive is a “specified employee,” as determined by the Company, as of his date of termination, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following Executive’s date of termination, shall be accumulated through and paid or provided on the first business day that is more than six months after Executive’s date of termination (or, if Executive dies during such six month period, within thirty (30) days after Executive’s death). Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b).

(d)    For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"COMPANY"

ASCENT CAPITAL GROUP, INC.

By:	/s/ William R. Fitzgerald
William R. Fitzgerald
Chairman

"EXECUTIVE"

By:	/s/ William E. Niles
William E. Niles

Exhibit A

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) is entered into by and between William E. Niles (“Executive”) and Ascent Capital Group, Inc. (the “Company”).

RECITALS

A.    Executive has been employed by the Company pursuant to an Employment Agreement dated as of April 2, 2018, by and between Executive and the Company (including the Attachments thereto, the “Employment Agreement”), and the employment relationship with the Company has terminated effective [____________] (the “Termination Date”);

B.    Pursuant to Section 4.6 of the Employment Agreement, Executive and the Company wish to enter into an agreement to clarify and resolve any disputes that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship;

C.    The Company has advised Executive to consult an attorney prior to signing this Agreement and has provided Executive with up to twenty-one (21) days to consider its severance offer and to seek legal assistance. Executive has either consulted an attorney of Executive’s choice or voluntarily elected not to consult legal counsel, and understands that Executive is waiving all potential claims against the Company;

D.    This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action. Terms not defined herein shall have the meaning set forth in the Employment Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1.    Termination of Employment. Executive’s employment with the Company has terminated effective as of the Termination Date. Subject to the terms of this Agreement, and except as otherwise expressly set forth in the Employment Agreement (i.e. obligations surviving termination of employment) Executive has no further employment duties or responsibilities to the Company after the Termination Date. Executive acknowledges that he has been paid all compensation due and owing to him as a consequence of his employment with the Company including any accrued but unused vacation and personal holidays, or bonuses.

2.    Severance and Benefits.

(a)    Severance Payments. Consistent with Section 4.2 of the Employment Agreement, subject to the execution of this Agreement by both parties, the Company shall pay to Executive an amount equal to $[__________] less applicable withholding taxes, (the “Severance”), representing [Describe amount and terms of the severance due pursuant to the terms of the Employment Agreement], which shall be payable on [Describe payment terms pursuant to terms of Employment Agreement]. The

Severance shall be paid in addition to Executive’s salary through the Termination Date and any accrued but unused vacation leave and personal holidays.

(b)    Expense Reimbursements. In accordance with Company policy (e.g., Travel & Entertainment Policy) and normal payroll practices, Executive also will receive reimbursement for documented expenses (incurred through the Termination Date) and submitted on or before [__________].

(c)    Benefits. The Company will also pay the employer-mandated premiums for Executive’s health insurance benefit through [Describe Terms of Employment Agreement]. All other benefits shall cease effective the date that Executive’s employment is terminated, except that Executive shall have the right to elect self-pay health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) after the Termination Date. In addition, subject to the execution of this Agreement by both parties and to the extent such coverage is available and is elected by Executive under COBRA, the Company shall contribute to the health insurance plan maintained by the Company and covering Executive and his dependents as of the date of termination, or any successor plan maintained by the Company, in an amount that reflects the proportionate part of the premium for such coverage that is paid by the Company as of the date of termination (the “Benefits Payments”), such Benefits Payments to be made monthly in accordance with the Company’s normal procedures for the payment of health insurance premiums, throughout the period beginning on the date of termination and ending on the earlier of the 24-month anniversary of the date of termination and the expiration of the coverage period specified in COBRA, such period to be determined as of the date of termination (the “Reimbursement Period”) (i.e., Executive shall bear responsibility for that portion of the health insurance premiums in excess of the Benefits Payments), or, alternately, in the Company’s sole discretion, the Company shall reimburse Executive the amount of the Benefits Payment on a monthly basis during the Reimbursement Period, upon Executive’s submission to the Company of adequate proof of payment of the full COBRA premium by Executive; provided, however, that if Executive becomes employed with another employer during the Reimbursement Period and is eligible to receive health and/or medical benefits under such other employer’s plans, the Company’s payment obligation under this Paragraph 2(c) shall be reduced to the extent that comparable benefits and/or coverage is provided under such other employer’s plans. Notwithstanding the foregoing, in the event that the Company’s group health plan is insured and under applicable guidance the reimbursement of COBRA premiums causes the Company’s group health plan to violate any applicable nondiscrimination rule, the Company and Executive agree to negotiate in good faith a mutually agreeable alternative arrangement. Executive will notify the Company of his eligibility for such other employer-provided benefits within thirty (30) days of attaining of such eligibility. Notwithstanding the foregoing, in the event that the Company’s payment obligation under this paragraph would violate the nondiscrimination rules applicable to non- grandfathered group health plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (“PPACA”), the Company and Executive agree to reform this paragraph in a manner as is necessary to comply with PPACA while still providing economically equivalent benefits. For the avoidance of doubt, Executive shall be responsible for paying any U.S. federal or state income taxes associated with the Benefit Payments.

(d)    No Mitigation by Executive. Pursuant to Section 4.5 of the Employment Agreement, except as otherwise expressly provided herein, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any Severance payment provided for herein be reduced by any compensation earned by Executive as the result of employment by another employer; provided, however, that if Executive becomes employed with another employer and is eligible to receive health and/or medical benefits under such other employer’s plans, the Benefits Payments (as set forth in Paragraph 2(c) above) shall be reduced to the extent that comparable benefits and/or coverage is provided under such other employer’s plans.

(e)    Continued Compliance. Executive and the Company hereby acknowledge that the amounts and benefits payable by the Company under Paragraphs 2(a), and 2(c), above, are part of the consideration for Executive’s undertakings under Article V of the Employment Agreement and Paragraphs 8 and 9 below (“Covenants”). Such amounts and benefits are subject to Executive’s continued compliance with the Covenants. If Executive violates the provisions of the Covenants, then the Company will have no obligation to make any of the payments that remain payable by the Company under Paragraphs 2(a), or 2(c), above, on or after the date of such violation.

(f)    No Other Payments. Executive hereby acknowledges that the payments and benefits referred to in this Agreement, together with any rights or benefits under any written plan or agreement which have vested on or prior to the Termination Date, constitute the only payments which Executive shall be entitled to receive from the Company as a consequence of the termination of his employment with the Company, and the Company shall have no further liability or obligation to Executive hereunder or otherwise in respect of his employment.

3.    Valid Consideration. Executive and the Company agree that the Company’s payment of the Severance and the Benefit Payments without a signed release is not required by the Company’s policies or procedures or by any contractual obligation of the Company, and is given solely as consideration for Executive’s covenants under this Agreement, which both parties acknowledge and agree is sufficient and adequate consideration.

4.    Confidentiality of Severance Agreement. Executive agrees to keep the terms of this Agreement (including but not limited to the severance amount) completely confidential, and not to disclose any information concerning this Agreement or its terms to anyone other than Executive’s immediate family, legal counsel, or financial advisors, who will be informed of and bound by this confidentiality clause. In addition, Executive may show only Paragraphs 8 and 9 of this Agreement to any prospective employer, in order to facilitate Executive’s compliance with the obligations as stated therein.

5.    General Release of Claims.

(a)    Except for claims “carved-out” in Paragraph 5(c) below, Executive expressly waives any claims against the Company and releases the Company including the Company’s predecessor, successor, parent, subsidiary and affiliated entities, as well as its and their officers, Executives, directors, stockholders, managers, agents, representatives, attorneys and assigns, past and present (collectively referred to herein as the “Company Releasees”) from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, fixed or contingent, that Executive now owns or holds or at any time may have held or owned against the Company Releasees or any of them, arising out of or in any way related to any transaction, agreement, occurrence, act, or omission whatsoever occurring, existing, or omitted at any time before the date hereof (collectively “Claims”), including, without limitation, any Claims:

(i)    Arising out of or in any way connected with Executive’s employment with the Company (including, without limitation, any claims for wages, severance pay, bonuses, employment benefits whether related to the Company’s policies or welfare benefit plans, or damages of any kind whatsoever) and the termination thereof;

(ii)    Arising out of or in any way related to any employment agreement or any other contracts, express or implied, any covenant of good faith and fair dealings, express or implied, any theory of wrongful discharge, or any legal restriction on the Company’s right to terminate Executives;

(iii)    Arising out of or in any way related to any federal, state, or other governmental statute or ordinance or wage order, including, without limitation, Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, and/or to the extent waivable, any other federal, state or local law (statutory or decisional), regulation, or ordinance, or any other legal limitation on the employment relationship including but not limited to any claims arising out of any federal, state or local statutes, orders or regulations prohibiting discrimination on account or race, color, creed or religion, sex, sexual harassment, national origin, age, handicap or disability, marital status, height, weight, pregnancy, or sexual preference or orientation thereof, retaliation;

(iv)    Arising out of common law, whether sounding in contract or in tort, including, but not limited to, causes of action for wrongful discharge, quantum meruit, negligence, infliction of emotional distress, defamation, misrepresentation, fraud, conspiracy, invasion of privacy, interference with business advantage, interference with prospective economic advantage, interference with contractual relationship, failure to pay compensation of any kind, and/or failure to pay equal compensation for equal work.

(b)    Executive further understands and acknowledges that:

(i)    This Agreement constitutes a voluntary waiver of any and all rights and claims Executive has against the Company Releasees as of the date of the execution of this Agreement, including rights or claims arising under the Age Discrimination in Employment Act;

(ii)    Executive has waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds the payment or remuneration to which he was already entitled;

(iii)    Executive is hereby advised that he may consult with an attorney of his choosing concerning this Agreement prior to executing it;

(iv)    Executive has been afforded a period of at least 21 days to consider the terms of this Agreement, and in the event he should decide to execute this Agreement in fewer than 21 days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Agreement for a full 21 days;

(v)    Executive agrees that material and/or immaterial changes to this Agreement made by either party after the date Executive was given this Agreement do not effect or restart the running of the twenty-one (21) day period and Executive agrees to waive any such claim that the a material and/or immaterial change to this Agreement extended the applicable running time period; and

(vi)    Executive may revoke this subparagraph 5(b) of the Agreement at any time during the seven (7) days following the date of execution of this Agreement, and this subparagraph 5(b) of the Agreement shall not become effective or enforceable until such revocation period has expired (the

“Effective Date”). Executive understands that his revocation under this subparagraph 5(b) of the Agreement constitutes rejection of the entire Severance amount and the Benefit Payments.

(c)    This Agreement does not release (i) claims that cannot be released as a matter of law; (ii) claims that relate to events which may occur after execution of this Agreement, nor shall it preclude Executive from filing a lawsuit for the exclusive purpose of enforcing Executive’s rights under this Agreement; (iii) any claim or right held by Executive (whether as an officer, director, stockholder or in any other capacity) for coverage under the Company’s D&O policies or any similar coverage or protection provided under the organizational documents of the Company; or (iv) any right to receive a reward for the provision of information to any governmental authority. This Agreement shall not prohibit Executive from challenging the validity of the release of ADEA claims by seeking assistance from the Equal Employment Opportunity Commission (“EEOC”) or any other government agency. This Agreement shall not preclude Executive from filing a charge with, or cooperating in an investigation by, any government administrative agency with respect to any other right waived herein, provided that Executive does not seek any damages, remedies, or other relief from the Company for himself personally, which Executive covenants not to do.

6.    No Lawsuits. Executive represents that Executive has not filed any complaints, arbitration demands, charges or lawsuits against any of the Company Releasees with any governmental agency, or any arbitrator, or any court, including, but not limited, to the United States Equal Employment Opportunity Commission or the United States District Court. Executive further agrees that, to the extent permitted under applicable law, Executive will not initiate, assist, or encourage any actions unless compelled to do so by subpoena or court order. Executive agrees that if any claim is brought on Executive’s behalf by any governmental agency or third party, he agrees not to accept any monetary award or restitution resulting therefrom.

7.    Release of Unknown Claims. It is the intention of Executive and the Company that this Severance Agreement is a General Release which shall be effective as a bar to each and every Claim released hereby. Executive recognizes that Executive may have some Claims against the Company Releasees of which Executive is totally unaware and unsuspecting which Executive is giving up by execution of the General Release. It is the intention of Executive in executing this Agreement to forego each such Claim.

In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover facts in addition to, or different from, those which Executive now knows or believes to be true with respect to the subject matter of this Agreement, but that it is Executive’s intention hereby to fully, finally and forever to settle and release all released matters. In furtherance of such intention, the release given herein shall be and remain in effect as a full and complete release, notwithstanding the discovery or existence on any such additional facts. Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all of Executive’s Claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution of this Agreement, and that this Agreement contemplates the extinguishment of any such Claims.

8.    Confidential Information

(a)    Consistent with Section 5.2 of the Employment Agreement, Executive understands and agrees that trade secret restrictions apply to Executive, including but not limited to Executive’s agreement that Confidential Information learned by Executive in the course of Executive’s employment with the Company may not be used by Executive nor transmitted to any other person or entity.

(b)    Consistent with Section 5.2 of the Employment Agreement, Executive shall not, directly or indirectly, disclose or furnish to any other person, firm or corporation any Confidential Information, except as required by law (in which event Executive shall give prior written notice to the Company and shall cooperate with the Company and the Company’s counsel in complying with such legal requirements). As used herein, “Confidential Information” means any and all information affecting or relating to the business of the Company and its subsidiaries and affiliates, financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, software, and as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts, lists and all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how”, ideas, work flows, concepts, research, processes, and plans. “Confidential Information” does not include information that is in the public domain, information that is generally known in the trade, or information that Executive can prove he acquired wholly independently of his employment with the Company. Notwithstanding any provision to the contrary in this Agreement, nothing in this Agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Additionally, the parties acknowledge and agree that Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.

9.    Non-Solicitation. Consistent with Section 5.4 of the Employment Agreement:

(a)    Executive shall not, for a period of eighteen (18) months from the Termination Date, directly or indirectly: (a) acquire any financial interest in or perform any services for himself or any other entity in connection with a business in which Executive’s interest, duties or activities would inherently require Executive to reveal any Confidential Information; or (b) solicit or cause to be solicited the disclosure of or disclose any Confidential Information for any purpose whatsoever or for any other party.

(b)    Executive agrees that for the period of eighteen (18) months following the execution date of this Agreement, Executive will not solicit, directly or indirectly, nor cause or permit others to solicit, directly or indirectly, any person employed by the Company (“Current Employee”) to leave employment with the Company. The term “solicit” includes, but is not limited to the following (regardless of whether done directly or indirectly): (i) requesting that a Current Employee change employment, (ii) informing a Current Employee that an opening exists elsewhere, (iii) assisting a Current Employee to find employment elsewhere, (iv) inquiring if a Current Employee “knows anyone who might be interested” in a position elsewhere, (v) inquiring if a Current Employee might have an interest in employment elsewhere, (vi) informing others of the name or status of, or other information about, a Current Employee, or (vii) any other similar conduct, the effect of which is that a Current Employee leaves the employment of the Company.

10.    Return of Company Property and Proprietary Information. Consistent with Sections 5.1 and 5.2 of the Employment Agreement, immediately upon termination of Executive’s employment, Executive has turned over to the Company all files, memoranda, records, credit cards, work papers, and other documents or physical property that Executive received from the Company or its employees or that Executive generated in the course of employment with the Company. Executive also has immediately turned over to the Company all embodiments of proprietary information (including, without limitation, notes, letters, documents, computer files and other records) which were in Executive’s possession or control and shall not retain any copies or summaries of such records or information. Furthermore, Executive agrees that the assignment of Proprietary Rights pursuant to Section 5.1 of the Employment Agreement remains in full force and effect.

11.    Reasonable Restrictions. Pursuant to Section 5.6 of the Employment Agreement, Executive acknowledges and agrees that the restrictions set forth in Paragraphs 8 and 9 of this Agreement, specifically including the duration and territorial scope thereof, are under the circumstances reasonable and necessary for the protection of the Company and its business.

12.    No Work-Related Injuries. Executive represents and warrants to the Company, under penalty of perjury, that Executive has not suffered any work-related injuries.

13.    Cooperation. During the period commencing on the Termination Date and ending on the fourth anniversary thereof, Executive shall use reasonable efforts to make himself available as a witness in any action, investigation or other proceeding before any court, government agency, arbitrator, or mediator, in which he may be called to appear by the Company, regarding any business, property, or operations of the Company or any of its affiliates, parents or subsidiaries, and shall truthfully testify in any such action, proceeding or deposition in which he also appears. Upon request by Executive and prior approval by the Company, the Company shall reimburse Executive for reasonable travel expenses incurred by Executive in connection with any such appearance in which Executive is so called to appear.

14.    Severability. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

15.    Knowing and Voluntary Agreement. Executive represents and agrees that Executive has read this Agreement, understands its terms and the fact that Executive releases any claim Executive might have against the Company Releasees, understands that Executive has the right to consult counsel of choice and has either done so or knowingly waived the right to do so, and enters into this Agreement without duress or coercion from any source.

16.    Definition. Consistent with Section 5.8 of the Employment Agreement, for purposes of Paragraphs 7, 8, 9 and 10 of this Agreement, above, the term “Company” shall be deemed to include (i) any predecessor to, or successor of the Company, (ii) any subsidiary of the Company (including, without limitation, any entity in which the Company owns 50% or more of the issued and outstanding equity), and (iii) any entity that is under the control or common control of the Company (including, by way of illustration and not as a limitation, any joint venture to which the Company or one of its subsidiaries is a party).

17.    Entire Agreement. Except as otherwise expressly set forth in the Employment Agreement (i.e. obligations surviving termination of employment), this Agreement sets forth the entire understanding between Executive and the Company and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Executive’s employment with the Company and the termination of the employment relationship. Executive acknowledges that in executing this Agreement, Executive does not rely upon any representation or statement by any representative of the Company concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. This Agreement may only be modified by an amendment in writing executed by both parties.

18.    Arbitration: Any controversy, claim or dispute arising out of or in any way relating to this Agreement including, but not limited to, the performance or breach thereof, shall be determined exclusively by binding arbitration. Both Executive and the Company acknowledge that they are relinquishing their right to a jury trial in civil court.

The arbitration shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, except as provided otherwise in this Agreement. The arbitration shall be commenced and heard in the Englewood, Colorado metropolitan area. Only one arbitrator shall preside over the proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Colorado or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the authority to award any and all legal and equitable relief authorized by the law(s) applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, shall be available to the Company and Executive as though the dispute were pending in Colorado state court. The arbitrator shall have the ability to rule on pre-hearing motions, as though the matter were in a Colorado state court, including the ability to rule on a motion for summary judgment.

The fees of the arbitrator and any other fees for the administration of the arbitration (e.g., room rental fees, etc.) shall be paid in equal shares by the Company and Executive. The arbitrator must provide a written decision which is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.

19.    Non-Admission of Liability or Wrongdoing. By entering into this Agreement, neither Executive nor the Company admits any impropriety, illegality, wrongdoing or liability of any kind whatsoever, and on the contrary, each hereby expressly denies the same.

20.    Post-Employment Agreement. The parties acknowledge that this Agreement, including the arbitration provision contained in Paragraph 18 above, was negotiated and executed outside of the context of any employment relationship between the Company and Executive, which has ended.

21.    Counterpart Execution. This Agreement may be executed in counterparts so that when each Party has signed at least one counterpart of this Agreement, this Agreement shall be deemed fully executed as though each Party had signed one original of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

Ascent Capital Group, Inc.

Dated:	By:
Name:
Its:

Executive

Dated:
William E. Niles